Exhibit 99.3

Updated Consolidated Guidance for Quarter Ending March 31, 2005

Table presented in millions, except per share data

Revenues	$297 - $307

Income before taxes, non-cash and other items	$34 - $38
Depreciation and amortization	18.5
Non-cash content and stock compensation	4.5
Income tax provision	3.5

Net income	$7.5 - $11.5

Earnings per share:
Income before taxes, non-cash and other items	$0.10 - $0.11

Net income	$0.02 - $0.03

Background and Assumptions

•	The 2005 guidance does not include any expenses related to the previously announced Department of Justice Investigation, which may continue to be significant.

•	The 2005 guidance does not include the effects of any acquisitions that may occur during 2005.

•	The 2005 guidance does not reflect the impact of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based payment (which we refer to as SFAS 123R). SFAS 123R will be effective July 1, 2005. Adoption of SFAS 123R will require recognition of increased expenses for stock options and other forms of stock-based compensation. WebMD is currently reviewing the potential effects of adopting SFAS 123R.

•	The 2005 guidance does not reflect a potential WebMD Health initial public offering or split-off transaction. The items to be reflected may include shared services allocations between segments, incremental public company costs and the cost and proceeds of the transaction.